Exhibit 99.1

Cytori Restructures its Debt to a $17.7 Million Term Loan

June 1st, 2015

SAN DIEGO, CA -- Cytori Therapeutics (NASDAQ: CYTX) entered into a four year, $17.7 million term loan with Oxford Finance LLC. The loan provides for an interest-only payment period of at least 12-months with the potential to be extended up to 18-months. Proceeds were used to prepay Cytori’s existing loan with Oxford Finance LLC and Silicon Valley Bank. The loan was funded in full on May 29, 2015 and matures June 1, 2019.

Select terms of the loan include the following:
- Interest rate of 8.95% (comprised of three-month LIBOR rate with a floor of 1.00% plus 7.95%) compared with 9.75% under the prior loan
- Interest-only payments for 12-months followed by 36 equal monthly principal and interest payments
- The interest-only payment period may be extended by six months through December 2016 should Cytori achieve positive US ACT-OA clinical trial data or close a licensing, partnership or similar transaction on terms acceptable to the lenders by May 31, 2016
- The minimum liquidity covenant was reduced to $5 million from approximately $8 million (derived pursuant to a formula under the prior loan)
- The loan is secured by substantially all of Cytori’s existing and after-acquired assets, excluding Cytori’s intellectual property assets, which are subject to a negative pledge
- Cytori issued warrants to Oxford Finance LLC for the right to purchase an aggregate of 1,416,618 shares of the Company’s common stock, beginning on November 30, 2015, at an exercise price per share of $0.6872 for 10 years
“We worked closely with our lenders and were able to tailor a new loan that meets our specific needs. The restructured loan considerably reduces our near-term financing cash obligations and together with our reduced operating cash burn, the recent equity financing and our renegotiated Olympus liability, significantly strengthens our balance sheet,” said Tiago Girao, VP of Finance and Chief Financial Officer, Cytori Therapeutics, Inc. “We are now laser-focused on the execution of our key clinical objectives with continued emphasis on our U.S. phase II osteoarthritis and our U.S. pivotal phase III scleroderma clinical trials.”

About Cytori
Cytori Therapeutics is a late stage cell therapy company developing laboratory equipment and autologous cell therapies from adipose tissue to treat a variety of medical conditions.  Data from preclinical studies and clinical trials suggest that Cytori Cell Therapy™ acts principally by improving blood flow, modulating the immune system, and facilitating wound repair.  As a result, Cytori Cell Therapy™ may provide benefits across multiple disease states and can be made available to the physician and patient at the point-of-care through Cytori’s proprietary technologies and products.  For more information: visit www.cytori.com.
Cautionary Statement Regarding Forward-Looking Statements
 This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, regulatory uncertainties, risks in the collection and results of clinical data, final clinical outcomes, dependence on third party performance, performance and acceptance of our products in the marketplace, as well as other risks and uncertainties described under the heading "Risk Factors" in Cytori's Securities and Exchange Commission Filings on Form 10-K and Form 10-Q. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.
Cytori Therapeutics, Inc.
Tiago Girao, 1.858.458.0900
ir@cytori.com